Exhibit 99.1

Lending Club Enhances Relationship with Issuing Bank
Move designed to maintain borrower access to affordable credit and provide additional investor protection in light of Madden vs. Midland decision

SAN FRANCISCO, Calif. – Feb. 26, 2016 – Lending Club (NYSE:LC), the world’s largest online marketplace connecting borrowers and investors, today announced that it has further strengthened the issuing bank relationship to provide additional investor protection and maintain access to affordable credit in light of concerns created by the Madden vs. Midland decision rendered by the Second Circuit Court of Appeals in May last year.

Under the enhanced program structure, the issuing bank maintains an on-going economic interest in all loans made after they are sold, which is paid only when borrowers make payments on their loans. The majority of the bank’s revenue is tied to the terms and performance of the loans. The bank also maintains an ongoing contractual relationship with borrowers, who may seek additional credit through the Lending Club program in the future.

“While the facts of the Madden case were very different from the way we operate and that case did not pose an immediate threat to our business, we believe this new structure will strengthen the foundation of our program to provide borrowers the ability to access affordable credit on a nationwide basis and to provide investors with greater certainty,” said Lending Club Founder and CEO Renaud Laplanche.

The average interest rate on loans issued through the Lending Club marketplace is 12.60%, compared with a national average of over 17% for credit cards1. Borrowers who obtained a loan through the platform to pay off or refinance a credit card balance say they paid on average 7.6 percentage points less than they were paying on their outstanding debt or credit cards, reducing their rates by 35%2. Lending Club has helped over a million customers save hundreds of millions of dollars in the cost of their credit since inception in 2007.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. Since launching in 2007, the Lending Club platform has facilitated $16.0 billion in consumer loans and has more than doubled annual loan volume each year. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans made by WebBank, a Utah-chartered Industrial Bank, Member FDIC.

Press Contact:
Steve Swasey
(415) 593-1400
pr@lendingclub.com

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1 http://www.indexcreditcards.com/credit-card-rates-monitor
2 Survey data